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                                                                    EXHIBIT 23.9


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Chancellor Media Corporation filed pursuant to Rule 462(b) and incorporating the previously effective Registration Statement on Form S-3 (No. 333-44401) of Chancellor Media Corporation of our report dated February 14, 1996 relating to the consolidated financial statements of Trefoil Communications, Inc. which appears on page F-41 of the 1996 Annual Report on Form 10-K of Chancellor Broadcasting Company. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page S-10 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.



Price Waterhouse LLP

Los Angeles, California
March 9, 1998